Exhibit 4.2

Yintech Investment Holdings Limited INCORPORATED IN THECAYMAN ISLANDS UNDER THE COMPANIES LAW (AS AMENDED OR REVISED FROM TIME TO TIME) Certifi cate Number [I Number of Shares [ I THE AUTHOR ISED CAPITA L OF THE COMPANY IS USD 30,000 DIV IDED INTO 3,000,000,000 SHARES OF USD 0.00001 EACH [SHAREHOLDER NAME] THIS CERTIFIES THAT OF [ADDRESS] IS THE OWNER OF ] tully paid ORDINARY CLASS shares of USD 0.00001 each IN THE COMPANY [ ] {the "Company") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. Director